                                                                    Exhibit 12.1

                      RATIO OF EARNINGS TO FIXED CHARGES

                                (in thousands)

                                                     SIX
                                                   MONTHS
                                                    ENDED
                                                   JUNE 30,                  FOR THE YEARS ENDED DECEMBER 31,
                                                                 ---------------------------------------------------------
                                                     1999          1998        1997        1996        1995        1994
                                                  ----------     ---------   ---------   ---------   ---------   ---------
Earnings before Minority interest and
Equity (Income)/Loss...........................     $68,142       $173,677     $61,147     $51,607     $41,509     $25,409
Fixed Charges..................................      17,363         33,620      25,759      28,749      22,505      20,568
                                                  ----------      ---------   ---------   ---------   ---------   ---------
  Adjusted Earnings............................      85,505        207,297      86,906      80,356      64,014      45,977

Fixed Charges
Interest.......................................      16,528         29,720      22,359      23,916      19,538      17,468
Assumed interest element included in
rent expense (1)...............................         835          3,900       3,400       4,833       2,967       3,100
                                                  ----------      ---------   ---------   ---------   ---------   ---------
Total Fixed Charges............................      17,363         33,620      25,759      28,749      22,505      20,568

Earnings Available to Cover....................     $85,505       $207,297     $86,906     $80,356     $64,014     $45,977
Fixed Charges(*)

Ratio of Earnings to Fixed Charges.............        4.92           6.17        3.37        2.80        2.84        2.24

__________________

(*) Earnings consist of earnings before income taxes, minority interest and equity (income)/loss plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest.

(1) Total rent expense for the year divided by three. This is the portion of rental expense that Safeguard Scientifics, Inc. believes to be representative of interest.

                 PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

                                                                  SIX MONTHS ENDED            YEAR ENDED
                                                                   JUNE 30, 1999           DECEMBER 31, 1998
                                                                 ------------------       -------------------
Earnings before Minority interest...........................           $68,142                  $173,677
and Equity (Income)/Loss
Fixed Charges...............................................            18,615                    39,340
                                                                       -------                  --------
  Adjusted Earnings.........................................            86,757                   213,017

Fixed Charges
Interest....................................................            17,780                    35,440
Assumed interest element included in rent expense (1).......               835                     3,900
                                                                       -------                  --------
Total Fixed Charges.........................................            18,615                    39,340

Earnings Available to Cover.................................           $86,757                  $213,017
Fixed Charges(*)

Ratio of Earnings to Fixed Charges..........................              4.66                      5.41

(*) Earnings consist of earnings before income taxes, minority interests and equity (income)/loss plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest.

(1) Total rent expense for the year divided by three. This is the portion of rental expense that Safeguard Scientifics, Inc. believes to be representative of interest.